EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Growth in Earnings

Net Income Increases 35% in First Quarter 2016

First Quarter 2016 EPS of $0.28; Adjusted OIBDA up 13%

- Operating Income up 15% on Strong Cable Improvement

- Revenues Increase 10% Driven By Wireless and Cable Customer Growth

EDINBURG, Va., April 29, 2016 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ:SHEN) announces financial and operating results for the three months ended March 31, 2016.

Consolidated First Quarter Results

For the quarter ended March 31, 2016, net income increased 35% to $13.9 million, compared to $10.3 million in the first quarter of 2015, primarily due to growth in the cable and Wireline segments and incremental tax benefits resulting from the adoption of new accounting guidance related to stock compensation transactions.  Operating income was $21.3 million, an increase of 15.0% from the same quarter last year.

Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 12.8% to $40.4 million in the first quarter of 2016 from $35.8 million in the first quarter of 2015.  Total revenues were $92.6 million, an increase of 9.8% compared to $84.3 million for the 2015 first quarter and a 6% increase sequentially compared to fourth quarter 2015. Cable segment revenues increased due to an increase in subscribers and Revenue Generating Units (RGUs), video price increases to offset increases in programming costs, as well as improved product mix with customers selecting higher-speed data packages.  Wireless revenues increased related to a reduction in postpaid fees retained by Sprint and improved customer mix for higher rate services in the pre-paid business.    Wireline segment revenues increased due to higher fiber lease revenues, as well as higher internet service fees as customers upgraded their services.  Total operating expenses were $71.3 million in the first quarter of 2016 compared to $65.8 million in the prior year period.

On April 15th, the Company announced that it has received FCC approval for its acquisition of NTELOS Holdings Corp.  With this approval, all regulatory reviews of the series of agreements between Shentel and Sprint and Shentel’s acquisition of NTELOS have been completed.    Shentel anticipates that the transaction will close within the next few weeks, subject to the remaining closing conditions.

President and CEO Christopher E. French commented, “We’re pleased to have begun 2016 with solid first quarter results, achieving revenue growth across all of our segments, enhanced profitability and increased OIBDA.  We saw customer growth in our cable, wireline and postpaid wireless businesses, reflecting the appeal of our state-of-the-art cable and wireless networks, whose consistent coverage and high speed access provide a competitive advantage in our established markets.”

“Additionally, as previously announced earlier this month, we received FCC approval of our acquisition of NTELOS and the related Sprint transactions.  With this final regulatory approval, we look forward to closing the merger and bringing together these two companies.  In addition to doubling Shentel’s wireless customer base, the combined company will have an enhanced presence in the Mid-Atlantic region, with a significantly increased footprint.  We look forward to welcoming NTELOS employees to the Shentel team and to serving the new customers we’ll gain from the acquisition.”

Wireless Segment

First quarter wireless service revenues increased $3.8 million or 7.9% primarily related to a reduction in the postpaid fees retained by Sprint and to an increase in revenues from pre-paid customers selecting higher rate services.  In line with the rest of the wireless industry, the Company experienced continued reductions in postpaid billed revenues as a result of postpaid customers selecting lower-priced service plans associated with leasing and installment billing programs for handsets.

During the first quarter of 2016, net postpaid subscriber additions were 2,719 as compared to 3,211 net postpaid subscriber additions in the first quarter of 2015.  Net prepaid subscribers declined by 301 during first quarter 2016, compared to 2,621 added in the first quarter of 2015.

First quarter adjusted OIBDA in the Wireless segment was $28.7 million, an increase of 4.5% from the first quarter of 2015.

“Monthly service fees and handset subsidy costs in the wireless segment have continued to decline as customers select lower revenue service plans related to handset financing and leasing plans,” Mr. French stated.  “We benefited from a reduction in Sprint’s fees and the strength and versatility of our network, as pre-paid customers selected higher rate packages.”

Cable Segment

Service revenues in the Cable segment increased $2.9 million or 13.7% to $24.3 million, due to 6.2% growth in average RGUs (the sum of voice, data, and video users), video rate increases implemented in January 2016 to pass-through programming cost increases, and customers selecting higher speed data access packages.  Operating expenses increased 7.8% to $25.9 million in the first quarter of 2016. First quarter operating income was $0.6 million compared to an operating loss of $0.7 million in the prior year.

Revenue generating units totaled 131,527 at March 31, 2016, an increase of 6.6% over March 31, 2015. The March 31st RGU count includes approximately 5,000 RGSs from the January 1st acquisition of Colane Cable, and approximately 300 video losses as a result of the Company no longer offering the AMC channels.

Adjusted OIBDA in the Cable segment for first quarter 2016 was $7.0 million, up 38.6% from $5.1 million in the first quarter of 2015.

Mr. French stated, “With our enhanced product offerings and service capabilities, we are well positioned to attract customers who expect more from their broadband provider.  In addition to providing an attractive alternative for new customers, we are also seeing our existing customers increasing their services selection and transitioning to upgraded monthly subscription plans.”

Wireline Segment

Revenue in the Wireline segment increased 17.9% to $18.4 million in the first quarter of 2016, as compared to $15.6 million in the first quarter of 2015.  Carrier access and fiber revenue for the quarter was $12.0 million, an increase from $9.5 million for the same quarter last year, as a result of new fiber contracts.  Operating expenses increased 13% or $1.5 million to $13.3 million for first quarter 2016, primarily due to costs to support new fiber contracts.

Adjusted OIBDA for the Wireline segment for first quarter 2016 was $8.3 million, as compared to $6.9 million in first quarter 2015.

Other Information

Capital expenditures were $20.5 million in the first quarter of 2016 compared to $9.5 million in the comparable 2015 period.

Cash and cash equivalents as of March 31, 2016 were $89.2 million, compared to $76.8 million at December 31, 2015. Total outstanding debt at March 31, 2016 totaled $194.0 million, net of unamortized loan costs, compared to $199.7 million as of December31, 2015.    At March 31, 2016, debt as a percent of total assets was 30.8%. The amount available to the Company through its revolver facility was $50 million.

“We believe our solid balance sheet positions us well for the continued growth of our customer base, as well as enabling us to increase our capabilities and enhance our service offerings.  We look forward to completing the NTELOS acquisition and to expanding our operations to include additional customers and new markets.  With the close of this deal, Shentel will be positioned as one of the top six public wireless providers in the United States,” Mr. French concluded.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast today, Friday, April 29, 2016, at 10 A.M. Eastern Time.

Teleconference Information:
Friday, April 29, 2016 10:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 94345782
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through March 6, 2016 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2016	December 31, 2015

Cash and cash equivalents	$89,160	$76,812
Other current assets	39,797	51,135
Total current assets	128,957	127,947
Investments	10,860	10,679

Net property, plant and equipment	410,949	410,018

Intangible assets, net	67,283	66,993
Deferred charges and other assets, net	11,323	11,514
Total assets	$629,372	$627,151

Total current liabilities	55,013	60,729
Long-term debt, less current maturities	171,535	177,169
Total other liabilities	99,555	99,315
Total shareholders' equity	303,269	289,938
Total liabilities and shareholders' equity	$629,372	$627,151

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015

Operating revenues	$92,571	$84,287

Cost of goods and services	31,762	30,691
Selling, general, and administrative	21,758	18,733
Depreciation and amortization	17,739	16,337
Total operating expenses	71,259	65,761
Operating income	21,312	18,526

Other income (expense):
Interest expense	(1,619)	(1,915)
Gain on investments, net	88	102
Non-operating income, net	468	432
Income before taxes	20,249	17,145

Income tax expense	6,368	6,859
Net income	$13,881	$10,286

Earnings per share:
Basic	$0.29	$0.21
Diluted	$0.28	$0.21

Weighted average shares outstanding, basic	48,563	48,306
Weighted average shares outstanding, diluted	49,249	48,902

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a “non-GAAP financial measure” under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense.  Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect gains, losses or dividends on investments;
  it does not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three months ended March 31, 2016 and 2015:

	Three Months Ended
(in thousands)	March 31,
	2016	2015

Adjusted OIBDA	$40,416	$35,839

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three months ended March 31, 2016 and 2015:

Consolidated:
(in thousands)	Three Months Ended
	March 31,
	2016	2015

Operating income	$21,312	$18,526
Plus depreciation and amortization	17,739	16,337
Plus (gain) loss on asset sales	(15)	11
Plus share based compensation expense	1,048	825
Plus nTelos acquisition related expenses	332	140
Adjusted OIBDA	$40,416	$35,839

The following tables reconcile adjusted OIBDA to operating income by major segment for the three months ended March 31, 2016 and 2015:

Wireless Segment:
(in thousands)	Three Months Ended
	March 31,
	2016	2015

Operating income	$19,932	$19,439
Plus depreciation and amortization	8,494	7,831
Plus loss on asset sales	13	25
Plus share based compensation expense	271	186
Adjusted OIBDA	$28,710	$27,481

Cable Segment:
(in thousands)	Three Months Ended
	March 31,
	2016	2015

Operating income (loss)	$596	$(679)
Plus depreciation and amortization	6,095	5,480
Plus (gain) on asset sales	(13)	(13)
Plus share based compensation expense	358	290
Adjusted OIBDA	$7,036	$5,078

Wireline Segment:
(in thousands)	Three Months Ended
	March 31,
	2016	2015

Operating income	$5,098	$3,829
Plus depreciation and amortization	3,033	2,924
Plus loss on asset sales	-	9
Plus share based compensation expense	169	144
Adjusted OIBDA	$8,300	$6,906

Supplemental Information

Subscriber Statistics

The following tables show selected operating statistics of the Wireless segment as of the dates shown:

	March 31,	December 31,	March 31,	December 31,
	2016	2015	2015	2014
Retail PCS Subscribers - Postpaid	315,231	312,512	291,078	287,867
Retail PCS Subscribers - Prepaid	142,539	142,840	147,783	145,162
PCS Market POPS (000) (1)	2,437	2,433	2,418	2,415
PCS Covered POPS (000) (1)	2,230	2,224	2,210	2,207
CDMA Base Stations (sites)	556	552	542	537
Towers Owned	157	158	154	154
Non-affiliate cell site leases	202	202	199	198

	Three Months Ended
	March 31,
	2016	2015

Gross PCS Subscriber Additions - Postpaid	17,356	17,105
Net PCS Subscriber Additions - Postpaid	2,719	3,211
Gross PCS Subscriber Additions - Prepaid	21,231	23,620
Net PCS Subscriber Additions (Losses)- Prepaid	(301)	2,621
PCS Average Monthly Retail Churn % - Postpaid (2)	1.56%	1.60%
PCS Average Monthly Retail Churn % - Prepaid (2)	5.05%	4.76%

1) POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources.  Market POPS are those within a market area which the Company is authorized to serve under its Sprint PCS affiliate agreements, and Covered POPS are those covered by the Company’s network.

2) PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.

The following table shows selected operating statistics of the Wireline segment as of the dates shown:

	March 31,	Dec. 31,	March 31,	Dec. 31,
	2016	2015	2015	2014
Telephone Access Lines (1)	19,682	20,252	21,669	21,612
Long Distance Subscribers	9,377	9,476	9,533	9,571
Video Customers (2)	5,232	5,356	5,599	5,692
DSL Subscribers (3)	14,200	13,890	13,227	13,094
Fiber Route Miles	1,744	1,736	1,559	1,556
Total Fiber Miles (4)	125,559	123,891	99,523	99,387

  Effective October 1, 2015, the Company launched cable modem service on its cable plant, and ceased the requirement that a customer have a telephone access line to purchase DSL service.
  The Wireline segment’s video service passes approximately 16,000 homes.
  2016 and December 2015 totals include 624 and 420 customers, respectively, served via the coaxial cable network.  During first quarter of 2016, the Company modified the way it counts internet subscribers when a commercial customer upgrades its internet service via a fiber contract.  The Company retroactively applied the new count methodology to prior periods, adding 804, 402 and 352 subscribers to the December 31, 2015, March 31, 2015, and December 31, 2014 totals, respectively.
  Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.  Fiber counts were revised following a review of fiber records in the first quarter of 2015.

The following table shows selected operating statistics of the Cable segment as of the dates shown:

	March 31,	December 31,	March 31,	December 31,
	2016	2015	2015	2014
Homes Passed (1)	181,375	172,538	172,022	171,589
Customer Relationships (2)
Video customers	50,195	48,184	49,662	49,247
Non-video customers	26,895	24,550	22,530	22,051
Total customer relationships	77,090	72,734	72,192	71,298
Video
Customers (3)	52,468	50,215	51,708	52,095
Penetration (4)	28.9%	29.1%	30.1%	30.4%
Digital video penetration (5)	74.8%	77.9%	69.9%	65.9%
High-speed Internet
Available Homes (6)	180,814	172,538	172,022	171,589
Customers (3)	58,273	55,131	52,508	50,686
Penetration (4)	32.2%	32.0%	30.5%	29.5%
Voice
Available Homes (6)	178,077	169,801	169,285	168,852
Customers (3)	20,786	20,166	19,112	18,262
Penetration (4)	11.7%	11.9%	11.3%	10.8%
Total Revenue Generating Units (7)	131,527	125,512	123,328	121,043
Fiber Route Miles	2,955	2,844	2,836	2,834
Total Fiber Miles (8)	80,727	76,949	73,294	72,694
Average Revenue Generating Units	129,604	124,054	121,998	117,744

1) Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines.  Homes passed is an estimate based upon the best available information.

2) Customer relationships represent the number of customers who receive at least one of our services.

3) Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer.  Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.  During the first quarter of 2016, the Company modified the way it counts subscribers when a commercial customer upgrades its internet service via a fiber contract.  The company retroactively applied the new count methodology to prior periods, and applied similar logic to certain bulk customers; the net result was reductions in internet subscriber counts of 559, 687 and 673 subscribers to December 31, 2015, March 31, 2015 and December 31, 2014 totals, respectively.

4) Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.

5) Digital video penetration is calculated by dividing the number of digital video customers by total video customers.  Digital video customers are video customers who receive any level of video service via digital transmission.  A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.

6) Homes and businesses are considered available (“available homes”) if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.

7) Revenue generating units are the sum of video, voice and high-speed internet customers.

8) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

On January 1, 2016, the Company acquired the assets of Colane Cable Company.  With the acquisition, the Company acquired 3,299 video customers, 1,405 high-speed internet customers, and 302 voice customers.  The customers are included in the March 31, 2016 totals shown above.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers.  The Company has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business: (1) Wireless, (2) Cable, and (3) Wireline. A fourth segment, Other, primarily includes Shenandoah Telecommunications Company, the parent holding company.

The Wireless segment provides digital wireless service to a portion of a four-state area covering the region from Harrisburg, York and Altoona, Pennsylvania, to Harrisonburg, Virginia, as a Sprint PCS Affiliate.  This segment also owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers.

The Cable segment provides video, internet and voice services in Virginia, West Virginia and Maryland, and leases fiber optic facilities throughout southern Virginia and West Virginia. It does not include video, internet and voice services provided to customers in Shenandoah County, Virginia.

The Wireline segment provides regulated and unregulated voice services, DSL internet access, and long distance access services throughout Shenandoah County and portions of Rockingham, Frederick, Warren and Augusta counties, Virginia. The segment also provides video and cable broadband internet services in portions of Shenandoah County, and leases fiber optic facilities throughout the northern Shenandoah Valley of Virginia, northern Virginia and adjacent areas along the Interstate 81 corridor through West Virginia, Maryland and portions of Pennsylvania.

Three months ended March 31, 2016

(in thousands)
	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$52,179	$24,340	$4,960	$-	$-	$81,479
Other	3,203	1,846	6,043	-	-	11,092
Total external revenues	55,382	26,186	11,003	-	-	92,571
Internal revenues	1,136	260	7,376	-	(8,772)	-
Total operating revenues	56,518	26,446	18,379	-	(8,772)	92,571

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	16,578	14,647	8,643	-	(8,106)	31,762
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	11,514	5,108	1,605	4,197	(666)	21,758
Depreciation and amortization	8,494	6,095	3,033	117	-	17,739
Total operating expenses	36,586	25,850	13,281	4,314	(8,772)	71,259
Operating income (loss)	$19,932	$596	$5,098	$(4,314)	$-	$21,312

Three months ended March 31, 2015

(in thousands)
	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$48,375	$21,401	$4,750	$-	$-	$74,526
Other	3,030	1,762	4,969	-	-	9,761
Total external revenues	51,405	23,163	9,719	-	-	84,287
Internal revenues	1,104	148	5,866	-	(7,118)	-
Total operating revenues	52,509	23,311	15,585	-	(7,118)	84,287

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	16,187	13,618	7,334	17	(6,465)	30,691
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	9,052	4,892	1,498	3,944	(653)	18,733
Depreciation and amortization	7,831	5,480	2,924	102	-	16,337
Total operating expenses	33,070	23,990	11,756	4,063	(7,118)	65,761
Operating income (loss)	$19,439	$(679)	$3,829	$(4,063)	$-	$18,526

CONTACTS:

Shenandoah Telecommunications, Inc.
Adele Skolits
CFO and VP of Finance
540-984-5161
Adele.skolits@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com